EXHIBIT 4.1


55 Water Street, 45th Floor                               Frank A. Ciccotto, Jr.
New York, NY  10041                                            Managing Director
Tel. 212-438-4417                                            E-Business Services
frank_ciccotto@standardandpoors.com                             Fax 212-438-7748



                               STANDARD & POOR'S
                     A Division of The McGraw Hill Companies



                                  March 2, 2006



Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

                Re: Van Kampen Unit Trusts, Municipal Series 600
         Insured Municipals Income Trust, 102nd Limited Maturity Series
                Ohio Insured Municipals Income Trust, Series 144
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Gentlemen:

         We have examined Registration Statement File No. 333-129799 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

         In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

         You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                                Frank A Ciccotto
                                                                ----------------
                                                                  Vice President